Exhibit 7

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of February 22, 2023, by and among The Anthony Geisler Trust U/A Dated 05/17/2011, LAG Fit, Inc. and Anthony Geisler.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  February 22, 2023

THE ANTHONY GEISLER TRUST U/A DATED
05/17/2011

By:	/s/ Anthony Geisler
Name:	Anthony Geisler
Title:	Trustee

LAG FIT, INC.

By:	/s/ Anthony Geisler
Name:	Anthony Geisler
Title:	President

ANTHONY GEISLER

/s/ Anthony Geisler__________________
Name: Anthony Geisler